Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement (this “Amendment”), dated as of March 15, 2015, is made between Life Time Fitness, Inc., a Minnesota corporation (the “Company”), and Wells Fargo Bank, N.A. as Rights Agent (the “Rights Agent”), and amends the Rights Agreement dated as of August 22, 2014 (the “Rights Agreement”).

Recitals

A. This Amendment is entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), among the Company, LTF Holdings, Inc., a Delaware corporation (“Parent”), and LTF Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), with respect to a merger of Merger Subsidiary with and into the Company (the “Merger”).

B. As a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, (i) certain directors and officers of the Company have entered into the Company Shareholder Agreement (as defined in the Merger Agreement) and (ii) certain officers of the Company have entered into the Rollover Agreement (as defined in the Merger Agreement).

C. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of that section.

D. The Board of Directors of the Company has approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.

E. To induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to exempt the execution of the Merger Agreement, the execution of the Company Shareholder Agreement and the Rollover Agreement, the consummation of the Merger, and all other transactions contemplated by the Merger Agreement from the application of the Rights Agreement and to provide that the Rights Agreement shall expire immediately prior to the effective time of the Merger.

Amendment

This Amendment amends the Rights Agreement as follows:

1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following paragraph (v) to the end of that section:

(v) Notwithstanding anything in this Agreement to the contrary, no Person shall be or become an Acquiring Person by reason of (A) the execution, delivery and performance of the Agreement and Plan of Merger, dated as of March 15, 2015 (as such agreement may be amended from time to time, the “Merger Agreement”), among the Company, LTF Holdings, Inc., a Delaware corporation (“Parent”), and LTF Merger Sub, Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), or the execution of any amendment thereto, (B) the execution and delivery of the Company Shareholder Agreement (as defined in the Merger Agreement) (as such agreement may be amended from time to time, the “Company Shareholder Agreement”), or of any amendment thereto, (C) the execution, delivery and performance of the Rollover Agreement (as defined in the Merger Agreement) (as such agreement may be amended from time to time, the “Rollover Agreement”), or of any amendment thereto, (D) the acquisition of beneficial ownership of shares of common stock of the Company by Parent, Merger Subsidiary, or any Affiliate of Parent or Merger Subsidiary pursuant to the Merger (as defined in the Merger Agreement) (the “Merger”) or the Company Shareholder Agreement or the Rollover Agreement, or (E) the performance or consummation of any other transaction contemplated by the Merger Agreement.

3. The definition of “Section 13 Event” set forth in Section 1(n) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall be deemed not to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement, the Company Shareholder Agreement, or the Rollover Agreement, (ii) the performance or consummation of the Merger, or (iii) the performance or consummation of any other transaction contemplated by the Merger Agreement.

4. The definition of “Shares Acquisition Date” set forth in Section 1(o) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall be deemed not to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement, the Company Shareholder Agreement, or the Rollover Agreement, (ii) the performance or consummation of the Merger, or (iii) the performance or consummation of any other transaction contemplated by the Merger Agreement.

5. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of (i) the execution, delivery,

performance or amendment of the Merger Agreement, the Company Shareholder Agreement, or the Rollover Agreement, (ii) the performance or consummation of the Merger, or (iii) the performance or consummation of any other transaction contemplated by the Merger Agreement.

6. Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

(a) Subject to Section 11(a)(ii), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly completed and executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, before the earliest of (i) the earlier of (x) the Close of Business on August 21, 2015 or (y) the first Business Day following the date on which the Company effects a distribution to its holders of Common Shares of all of the outstanding shares of the wholly owned Subsidiary of the Company formed to effect the separation of the Company’s real estate into a separate publicly traded corporation or (z) the time immediately prior to the Effective Time of the Merger, as such time is defined in the Merger Agreement (the earlier to occur of the events described in clauses (x) and (z) of this section shall be referred to as the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24.

7. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following paragraph to the end of that section:

Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a)(ii) shall be deemed to have occurred by reason of (i) the execution, delivery, performance or amendment of the Merger Agreement, the Company Shareholder Agreement, or the Rollover Agreement, (ii) the performance or consummation of the Merger, or (iii) the performance or consummation of any other transaction contemplated by the Merger Agreement.

8. Section 13(d) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

(d) The Company shall not enter into any transaction of the kind referred to in this Section 13 (other than the Merger) if at the time of such transaction there are any rights, warrants, instruments, or securities outstanding or any agreements or arrangements that, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights.

The provisions of this Section 13 shall similarly apply to successive mergers, consolidations, statutory share exchanges, sales, or other transfers (in each case, other than the Merger).

9. Section 15 of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy, or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement, the Company Shareholder Agreement, or the Rollover Agreement.

10. A new Section 35 is hereby added to the end of the Rights Agreement to read in its entirety as follows:

Section 35. Merger Agreement. Notwithstanding any other provision of this Agreement, (i) the execution, delivery and performance of the Merger Agreement or of any amendment thereto, (ii) the execution, delivery and performance of the Company Shareholder Agreement or of any amendment thereto, (iii) the execution, delivery and performance of the Rollover Agreement or of any amendment thereto, (iv) the acquisition of beneficial ownership of Common Shares by Parent, Merger Subsidiary, or any Affiliate of Parent or Merger Subsidiary pursuant to the Merger, the Company Shareholder Agreement, or the Rollover Agreement, or (v) the performance or consummation of any other transaction contemplated by the Merger Agreement shall not result in a Section 11(a)(ii) Event or a Section 13 Event or in any way permit any Rights to be exercised pursuant to Section 11(a)(ii), Section 13, or otherwise for any capital stock, whether Common Shares, Preferred Shares, or other preferred stock, nor will such execution, acquisition, or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date, or any other separation of the Rights from the underlying Common Shares or require or permit the Rights to be evidenced by, or to be transferable pursuant to, certificates separate from certificates for the Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire any capital stock, cash, or other property of any party to the Merger Agreement or any Affiliate of Parent or Merger Sub. Notwithstanding any other provision of this Agreement, this Agreement shall be inapplicable to the events described in clauses (i) through (v) above, and all Rights issued and outstanding under the Rights Agreement shall expire immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement).

11. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute the same instrument.

12. This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

13. Except as specifically modified herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

[Signature Page follows]

This Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

LIFE TIME FITNESS, INC.

By:	/s/ Bahram Akradi
	Name:	Bahram Akradi
	Title:	President and Chief Executive Officer

WELLS FARGO BANK, N.A.

By:	/s/ Andrea Severson
	Name:	Andrea Severson
	Title:	AVP Client Services

[Signature Page to First Amendment to Rights Agreement]